News Release
For immediate release
Contact:	(Investors)	(Media)
	Jerry Richards	Anna Torma
	509-835-1521	509-835-1558

PotlatchDeltic Reports Fire Damage at Ola, Arkansas Sawmill

SPOKANE, Washington – June 13, 2021 – PotlatchDeltic Corporation (Nasdaq:PCH) today confirmed that a fire occurred at its Ola, Arkansas sawmill on the morning of Sunday June 13. The Ola and Galla Rock Fire Departments responded quickly and brought the fire under control. There were no injuries reported from the fire or environmental issues. The damage was principally to the primary log breakdown area of the mill. The planer mill, kiln, and shipping department were not affected. Processing of existing rough lumber inventories will be completed as soon as possible. A determination regarding downtime and costs to repair the Ola mill will be made as the extent of damage is fully assessed. We are preparing an insurance claim, including business interruption. PotlatchDeltic log deliveries will be diverted to other mills in the area as much as possible, however harvesting operations may be impacted.

The Ola, Arkansas sawmill employs approximately 148 people in the mill and wood procurement operations. The sawmill has the capacity to produce approximately 150 million board feet of lumber a year. PotlatchDeltic is committed to its operations in Ola and will be assessing options and timing for repair to the damaged areas. Our thanks go out to our employees and contractors who were on site and the Ola Fire Department and Galla Rock Volunteer Fire Department for their prompt response to the fire.

About PotlatchDeltic

PotlatchDeltic (Nasdaq:PCH) is a leading Real Estate Investment Trust (REIT) that owns approximately 1.8 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana,

Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest practices, is committed to environmental and social responsibility and to responsible governance. More information can be found at www.potlatchdeltic.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including without limitation, our expectations regarding the impact of the fire at our Ola, Arkansas sawmill, including downtime, costs and timing for repairs, insurance claims, and similar matters.  Words such as “will,” and similar expressions are intended to identify such forward-looking statements.  You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about PotlatchDeltic. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond PotlatchDeltic’s control, including the impact of the fire at our Ola, Arkansas sawmill, including downtime, costs and timing for repairs, and similar matters; the company’s ability to meet expectations; and the other factors described in PotlatchDeltic’s Annual Report on Form 10-K and in the company’s other filings with the SEC. PotlatchDeltic assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, all of which speak only as of the date hereof.

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